Santa Fe Pacific Corporation
Statement of Computation of Earnings to Fixed Charges (as of December 31, 1993)
                         (In millions, except ratio)

                                                             Year Ended
                                                            December 31,
                                                                1993
                                                            ------------
Earnings:

  Income from continuing operations
    before income taxes                                       $  650.2

  Add distributions greater than income
    of unconsolidated subsidiaries                                 5.4

  Amortization of capitalized interest                             2.0

  Fixed charges before interest
    capitalized (see below)                                      173.7
                                                              ---------
  Total Earnings                                              $  831.3
                                                              =========

Fixed Charges:

  Interest expense including
    amortization of debt discount                             $  142.4

  Portion of rentals representing
    an interest factor                                            31.3
                                                              ---------
  Fixed charges before interest
    capitalized                                                  173.7

  Interest capitalized                                             8.7
                                                              ---------
  Total Fixed Charges                                         $  182.4
                                                              =========
Ratio of earnings to fixed charges                                 4.6
                                                              =========

Earnings in 1993 include a $145.4 million gain on the sale of rail lines in southern California and a $217.5 million gain on the exchange of mineral assets. Excluding these gains the ratio would have been 2.6.